Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release:	Immediate

Media	Marvin Brown	(281) 591-4212
	Bruce Bullock	(281) 591-4429
Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Elects Maury Devine to Board of Directors

Houston, August 1, 2005 – FMC Technologies, Inc. (NYSE: FTI) today announced the election of C. Maury Devine to the Company’s Board of Directors.

Ms. Devine is Vice Chairman of the Board of Directors of Det Norske Veritas (DNV), headquartered in Oslo, Norway. DNV offers certification, consulting and risk management services to customers in the transportation and petrochemical industries through its network of 300 offices in about 100 countries.

A resident of Washington, D.C., Ms. Devine’s prior energy industry experience includes serving 12 years in executive positions at Exxon Mobil Corporation, including Chairman, President and Managing Director of Mobil Exploration Norway and Corporate Secretary of Mobil Corporation. Prior to joining ExxonMobil, she served 15 years in the U.S. government in positions at the White House, the American Embassy in Paris and the U.S. Department of Justice.

In addition to the DNV Board, Ms. Devine serves on the Board of Directors of Independence Air, Inc., a regional airline that serves the Eastern and Midwestern United States. She also served as a Fellow at Harvard University’s Belfer Center for Science and International Affairs from 2000 to 2003.

“We are pleased to have Maury Devine join our Board of Directors,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer of FMC Technologies. “Her distinguished business and government experience and leadership will be valuable additional assets for our exceptionally qualified Board.”

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FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 9,000 people and operates 31 manufacturing facilities in 16 countries.